Exhibit 99.1

Quantum Technologies Reports Fiscal 2011 Second Quarter Financial Results

IRVINE, Calif., December 10, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles and an emerging portfolio in the development and ownership of renewable energy farms, today reported results for the second quarter of fiscal 2011. Conference call information is provided below.

Second Quarter and Six Month Operating Results

Revenues increased $1.2 million, or 44%, from $2.7 million in the second quarter of fiscal 2010 to $3.9 million in the second quarter of fiscal 2011, and increased $1.7 million, or 30%, from $5.7 million in the first six months of fiscal 2010 to $7.4 million in the first six months of fiscal 2011. The increase in revenue for the second quarter and first six months of fiscal 2011 is primarily related to increased product sales, including initial Q-Drive TM hybrid drive product shipments to Fisker Automotive, and development program revenue related to this program. The first half of fiscal 2011 includes the activities of the Company’s wholly-owned subsidiary, Schneider Power, Inc., which was acquired on April 16, 2010. Schneider Power, reported as the Company’s Renewable Energy segment, recognized $0.2 million of revenue during the second quarter of fiscal 2011 from energy sales and from construction management services.

Despite higher revenues, the Company’s overall operating loss increased $0.3 million, from $4.6 million in the second quarter of fiscal 2010 to $4.9 million in the second quarter of fiscal 2011, and increased $0.3 million, from $9.2 million in the six months of fiscal 2010 to $9.5 million in the first six months of fiscal 2011. The increase in operating losses was primarily due to higher general and administrative expenses related to the addition of the Renewable Energy operating segment.

Overall revenue for the Electric Drive & Fuel Systems segment increased $1.1 million in the second quarter of fiscal 2011 compared to the prior year second quarter. Product sales for this segment increased $0.3 million, from $0.4 million in the second quarter of fiscal 2010 to $0.7 million in the second quarter of 2011 due to product shipments to Fisker Automotive and increased shipments of high pressure fuel storage tanks for natural gas applications. Contract revenue for the Electric Drive & Fuel Systems segment increased $0.8 million, from $2.2 million in the second quarter of fiscal 2010 to $3.0 million in the second quarter of fiscal 2011. Contract revenue is derived primarily from system development and application engineering of our products under funded Fisker Automotive contracts, OEM contracts, aerospace programs and other funded contract work with the U.S. military and other government agencies. Operating loss for the Electric Drive & Fuel Systems segment improved $0.6 million, from $2.8 million in the second quarter of fiscal 2010 to $2.2 million in the second quarter of fiscal 2011, and improved $0.6 million, from $4.8 million in the first six months of fiscal 2010 to $4.2 million in the first six months of fiscal 2011. The decreased losses were primarily due to the higher revenues during the current year periods.

Revenue for the Renewable Energy segment during the second quarter of fiscal 2011 included $0.1 million of revenue from energy sales related to its Providence Bay Wind Farm and $0.1 million of revenue from construction management services. The Renewable Energy segment had $0.6 million of operating expenses during the second quarter of fiscal 2011. Included in operating costs were $0.1 million representing amortization of the intangible asset associated with the renewable energy project portfolio identified in connection with the acquisition. Operating loss for the Renewable Energy segment was $0.4 million during the second quarter of fiscal 2011.

Corporate segment expenses increased by $0.4 million in the second quarter of fiscal 2011 from $1.8 million in fiscal 2010 to $2.2 million in the second quarter of fiscal 2011, and increased by $0.1 million in the first six months of fiscal 2011 from $4.4 million in fiscal 2010 to $4.5 million in the first six months of fiscal 2011. Corporate segment expenses reflect the general and administrative expenses that indirectly support the Company’s ongoing Quantum Fuel Systems operating segment and anticipated future operating segments and consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and the board of directors. The share-based compensation expense was $0.6 million and depreciation and amortization expense was $0.9 million for the first six months of fiscal 2011. Cash used from operations during the second quarter of fiscal 2011 was $2.6 million.

The fiscal 2011 financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with the written put option contained within the lender commitment and the derivative liabilities associated with certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which represent non-cash unrealized gains or losses, amounted to a $4.1 million gain in the second quarter of fiscal 2011 compared to a loss of $34.9 million in the second quarter of fiscal 2010. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of the Company’s stock price, the Company’s credit rating, discount rates, and stated interest rates. The loss in fiscal 2010 and the gain in fiscal 2011 were primarily attributable to the increase and then decrease, respectively, in the Company’s share price during those periods. Also reflected in the financial statements for the second quarter of fiscal 2010 is a loss on modification of derivative instruments of $2.6 million resulting from a modification to the $10.0 million lender commitment letter which set a fixed conversion price on the lender’s put option.

The Company recognized $0.2 million of income in the six months ended October 31, 2010, representing the Company’s equity share in earnings of its affiliate, Asola.

The Company reported a net loss of $1.5 million in the second quarter of fiscal 2011, compared to a net loss of $42.7 million in the second quarter of fiscal 2010. The Company’s net loss decreased from $54.9 million for the first six months of fiscal 2010 to $3.1 million in the first six months of fiscal 2011, primarily due to the large non-cash unrealized gain attributable to the change in the value of our derivative liabilities.

Alan P. Niedzwiecki, President and CEO, stated, “The Company’s improved revenue base and operating performance within our Electric Drive and Fuel Systems segment is being driven by our development and production activities on the Fisker Karma program as well as other hybrid vehicle, natural gas vehicle and aerospace programs. Mr. Niedzwiecki continued, “We are also excited about recent awards and preliminary contracts for renewable energy projects that have been progressing over the last few quarters.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2009	2010	2009	2010
	(unaudited)		(unaudited)
Statements of Operations:

Revenue:
Net product sales	$424,766	$835,004	$612,157	$1,479,074
Contract revenue	2,230,414	3,050,178	5,136,729	5,966,039

Total revenue	2,655,180	3,885,182	5,748,886	7,445,113

Costs and expenses:
Cost of product sales	594,933	878,440	861,543	1,437,640
Research and development	3,508,755	4,282,216	7,304,212	8,119,307
Selling, general and administrative	3,176,472	3,582,829	6,759,098	7,371,812

Total costs and expenses	7,280,160	8,743,485	14,924,853	16,928,759

Operating loss	(4,624,980)	(4,858,303)	(9,175,967)	(9,483,646)

Interest expense, net	(762,782)	(732,458)	(1,453,216)	(1,191,598)
Fair value adjustments of derivative instruments	(34,870,000)	4,070,000	(34,832,000)	7,482,000
Loss on modification of debt and derivative instruments	(2,570,000)	—	(9,539,000)	—
Loss on settlement of debt and derivative instruments, net	(207,152)	—	(401,371)	—
Equity in earnings of affiliates, net	379,000	74,720	487,000	145,955
Other income (expense), net	(15,981)	17,212	(20,466)	17,212

Loss from operations before income tax expense	(42,671,895)	(1,428,829)	(54,935,020)	(3,030,077)

Income tax expense	(1,000)	(25,963)	(2,041)	(39,330)

Net loss	$(42,672,895)	$(1,454,792)	$(54,937,061)	$(3,069,407)

Net loss per share — basic and diluted	$(0.35)	$(0.01)	$(0.48)	$(0.02)

Weighted average shares outstanding — basic and diluted	121,890,999	187,799,269	113,326,834	184,082,954

Cash Flow Information:

Depreciation and amortization	$289,243	$453,800	$644,283	$877,989
Net cash used in operating activities	(5,321,967)	(2,645,669)	(9,234,898)	(8,605,906)
Net cash used in investing activities	(335,831)	(128,549)	(524,023)	(1,372,312)
Net cash provided by financing activities	10,733,118	3,311,468	13,716,215	9,639,692

		April 30, 2010	October 31, 2010
			(Unaudited)
Balance Sheet Information:

Cash and cash equivalents		$4,026,882	$3,672,835
Working capital (deficit)		(11,176,576)	(23,753,202)
Total assets		73,018,127	75,590,489
Derivative instruments:
Current		12,547,000	8,306,000
Non-current		6,669,000	3,428,000
Long-term debt, less current portion		21,133,928	6,873,908
Total equity		24,002,934	29,704,263

Financial Results Call Scheduled:

Friday, December 10, 2010 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 31174945

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until December 17, 2010 at 6:00 a.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Examples of forward-looking statements contained in this release include, but are not limited to, statements regarding the number of purchase orders we expect to receive from Fisker Automotive and the value related thereto, the number of renewable energy projects that we expect to be commissioned and the timing thereof and the impact that a change in our derivative instruments will have on our financial statements.

Various risks and other factors including, but not limited to, whether Fisker Automotive is able to successfully launch its Fisker Karma vehicle program and the timing thereof, whether we will be able to meet our supply obligations to Fisker Automotive, whether our suppliers will be able to meet their supply obligations to us, whether we will be able to obtain the necessary permits and approvals and raise sufficient debt or equity capital to complete the development of our renewable energy projects, and those other risks and uncertainties identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 or included in our other public filings, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500     Fax 949-399-4600